Exhibit 10.05
Angie’s List, Inc.
Amended and Restated Omnibus Incentive Plan
NOTICE OF PERFORMANCE AWARD ATTRIBUTABLE TO RESTRICTED STOCK UNIT GRANT

«Recipient»

You have been granted the following performance award attributable to performance-based restricted stock units (the “PRSUs”):

Date of Grant:	June 29, 2016
Number of Shares Subject

to PRSU Award (at Target):	[ __________ ]

Performance Commencement Date:	April 1, 2016

Vesting Schedule:	See attached Performance Award Attributable to Restricted Stock Unit Agreement.
By accepting these PRSUs, you agree that these PRSUs are granted under and governed by the terms and conditions of the Angie’s List, Inc. Amended and Restated Omnibus Incentive Plan, as amended (the “Plan”), this Notice and the Performance Award Attributable to Restricted Stock Unit Agreement (the “Agreement”), each of which are incorporated by reference herein. You also agree and acknowledge that you and the PRSUs are subject to the Executive Compensation Recovery Policy.
In addition, you agree and acknowledge that your rights to any Shares underlying the PRSUs will be earned only to the extent that you and the Corporation meet the performance criteria specified herein and you provide services to the Corporation over time and that nothing in this Notice, the Plan or the Agreement confers upon you any right to continue your employment with the Corporation for any period of time, nor does it interfere in any way with your right or the Corporation’s right to terminate that relationship at any time, for any reason or no reason, with or without cause.

Angie’s List, Inc.

By:
«Recipient»	Name: Thomas R. Fox
Title: Chief Financial Officer

Angie’s List, Inc.
Amended and Restated Omnibus Incentive Plan
PERFORMANCE AWARD ATTRIBUTABLE TO RESTRICTED STOCK UNIT AGREEMENT

Angie’s List, Inc., a Delaware corporation (the “Corporation”), hereby grants to you (“Participant”) a performance award attributable to performance-based restricted stock units (“PRSUs”) representing an opportunity to Shares, as described below, subject to this Performance Award Attributable to Restricted Stock Unit Agreement (this “Agreement”) and the terms, definitions and provisions of the Corporation’s Amended and Restated Omnibus Incentive Plan (as amended, the “Plan”) adopted by the Corporation and the Notice of Performance Award Attributable to Restricted Stock Unit Grant (the “Notice”), each of which are incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice or the Plan, as applicable. The terms and conditions of this Agreement, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	Performance Period. The performance period to which these PRSUs relate is the period of April 1, 2016 through December 31, 2018 (the “Performance Period”).

2.	Performance-Based Vesting Condition.

(a)
General. Subject to the Participant’s continued employment through the Vesting Date (as defined herein), the terms of the Notice, this Agreement and the Plan and the Corporation’s achievement of a threshold performance goal of $100 million in Adjusted EBITDA (as defined herein) during the Performance Period, the PRSUs shall vest based on the Corporation’s Total Cumulative Revenue (as defined herein) performance during the Performance Period, as follows:

Performance Level	Cumulative Total Revenue	Percentage of Target Award Opportunity Eligible for Vesting*
Below Threshold	Less than $1.051 Billion	0%
Threshold	At least $1.051 Billion	75%
Target	At least $1.136 Billion	100%
Stretch	At least $1.234 Billion or more	200%

* Linear interpolation shall be applied for Total Cumulative Revenue between the threshold and maximum performance levels.

(b)	Definitions. For purposes of this Agreement, the performance goals shall be defined as follows:

“Adjusted EBITDA” shall mean the Corporation’s cumulative earnings before interest, income taxes, depreciation and amortization, non-cash stock-based compensation, contingent liabilities, and excluding the impact of litigation and adjustments related to litigation settlements, gain or loss on debt extinguishment, adjustments related to restructuring costs, non-cash long-lived asset impairment and disposal charges and advisor and other costs related to one-time events outside of normal business operations, including, but not limited to, acquisitions, dispositions, recapitalization (debt refinancing or equity-related transactions), special meeting(s) of shareholders and activist defense during the Performance Period as reported on the Company's quarterly earnings report.

“Total Cumulative Revenue” shall mean the cumulative revenue of the Corporation during the Performance Period, determined in accordance with U.S. GAAP based on the Company’s quarterly reports.

3.	Service-Based Vesting Condition.

(a)
General. Subject to the satisfaction of the performance-based vesting conditions set forth herein and except as otherwise provided for in this Section 3, the PRSUs shall vest on May 31, 2019 (the “Vesting Date”), provided the Participant remains continuously employed by the Corporation or any of its subsidiaries through such date and any unvested PRSUs shall be forfeited without consideration upon the Participant’s Termination of Service prior to the Vesting Date.

(b)
Termination due to Disability or Death. Notwithstanding the foregoing, if the Participant experiences a Termination of Service by the Corporation as a result of Disability (as defined below) or death prior to the Vesting Date, the performance goals shall be deemed satisfied based on actual performance through the date of Termination of Service due to Disability or death (or, in the event of a Termination of Service due to Disability or death following a Change in Control, the deemed performance level set forth in Section 3(c) of this Agreement), and a prorated portion of the PRSUs shall vest based on the number of full months during the Performance Period that the Participant was employed by the Corporation. For purposes hereof, “Disability” means Participant’s inability to perform the essential functions of his or her job duties despite reasonable accommodations by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required prior to the commencement of such disability for periods aggregating 180 days or more, whether or not continuous, within any continuous period of 2 years. In the event the PRSUs shall vest pursuant to this Section 3(a), the Shares will be issued, within 60 days following such Termination of Service as a result of Disability or death.

(c)
Change in Control. Notwithstanding the foregoing, upon a Change in Control (as defined below) prior to the end of the Performance Period, the Adjusted EBITDA goal and the Cumulative Total Revenue goal shall be deemed satisfied, with the Cumulative Total Revenue goal deemed satisfied at the target performance level, and the Participant shall remain subject to the service-based vesting conditions set forth in this Agreement. In the event the Participant experiences a Termination of Service by the Corporation without Cause (as defined below) or a resignation by Participant for Good Reason (as defined below), in each case, within 18 months following a Change in Control and provided that within sixty (60) days following Participant’s termination date Participant timely executes and does not revoke a separation agreement releasing the Corporation and affiliates from all claims, a prorated portion of the PRSUs shall vest based on the deemed performance level specified in this Section 3(c) and prorated based on the number of full months during the Performance Period that the Participant was employed by the Corporation (provided, however, that if by the 60th day following Participant’s date of termination the separation agreement has not become binding, then the Participant shall not be entitled to such benefit).

For purposes hereof, “Change of Control” means, with respect to the Corporation, any of the following events: (i) the sale of all or substantially all of the business, properties, and assets of the Corporation to a person or entity that is not controlled by the persons or entities who were shareholders of the Corporation immediately prior to such sale, (ii) any reorganization, merger, consolidation, sale, or exchange of securities in which the Corporation does not survive and the surviving entity is not controlled by the persons or entities who were shareholders of the Corporation immediately prior to such event, or (iii) any acquisition by any person or group (as defined in Section 13d of the Exchange Act) of beneficial ownership of more than 50% of the then outstanding shares of the Corporation's common stock.

For purposes hereof, the term “Good Reason” shall mean one or more of the following conditions arising without Participant’s consent: (i) any material decrease in Participant’s base compensation; (ii) a material diminution in Participant’s authority, duties or responsibilities with respect to the Corporation; (iii) any requirement that Participant be based in or regularly travel to another headquarters that is located more than 50 miles from Indianapolis, Indiana; and (iv) any material breach of this Agreement by Corporation. To be entitled to terminate Participant’s employment for Good Reason, Participant must (i) provide written notice to the Corporation of the event or change Participant considers constitutes “Good Reason” within 30 calendar days following its initial occurrence, (ii) provide the Corporation with a period of at least 30 calendar days to cure the event or change, and (iii) if the Good Reason persists following the cure period, actually resign by written resignation letter within 90 calendar days following the event or change.

For purposes hereof, “Cause” shall mean that: (i) Participant was convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving theft, embezzlement, bribery, dishonesty, fraud, or moral turpitude; (ii) Participant engaged in or acted with willful misconduct (including, but not limited to, acts of fraud, criminal activity, or professional misconduct) in connection with the performance of Participant’s duties and responsibilities to the Corporation or any of its subsidiaries which was injurious to the Corporation or any of its subsidiaries; (iii) Participant acted with recklessness or criminal fraud in the performance of Participant’s duties; or (iv) Participant willfully breached any material agreement with the Corporation or any of its subsidiaries. For purposes of this Agreement, acts or omissions will be “willful” if such acts or omissions are taken in bad faith and without a reasonable belief that they were in the best interests of the Corporation and its subsidiaries.

4.
Settlement of Award. Except as otherwise provided for in Section 3, Shares shall be issued with respect to vested PRSUs within 30 days following the Vesting Date, subject to the written certification by the Committee as to the achievement of the performance goals. As a condition to such issuance or payment, Participant shall have satisfied his or her tax withholding obligations and shall have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Corporation be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Corporation shall not be obligated to deliver any Shares during any period when the Corporation determines that the conversion of a PRSU or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued, may include a delay, to the extent permitted under Section 409A, in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters. Notwithstanding anything in this Agreement to the contrary, the Committee may elect, in its sole discretion, to settle a portion or all of the PRSUs in cash [based on the Fair Market Value of the PRSUs on the Vesting Date].

5.
Tax Treatment. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the PRSUs) incurred in connection with the PRSUs becoming vested and Shares issued, or otherwise incurred in connection with the PRSUs, may be satisfied in any of the following manners: (i) by the sale by Participant of a number of Shares that are issued under the PRSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Corporation, and such Shares may be sold as part of a block trade with other participants of the Plan; (ii) by the Corporation withholding a number of Shares or cash value that would otherwise be issued under the PRSUs that the Corporation determines have a fair market value equal to the minimum amount of taxes that the Corporation concludes it is required to withhold under applicable law (or, in the Corporation's sole discretion, such larger number of Shares with a fair market value in excess of the minimum required withholding that the Corporation determines may be withheld without an adverse accounting consequence); or (iii) by payment by Participant to the Corporation in cash or by check an amount equal to the minimum amount of taxes that the Corporation concludes it is required to withhold under applicable law. Participant hereby authorizes the Corporation to withhold such tax withholding amount from any amounts owing to Participant to the Corporation and to take any action necessary in accordance with this paragraph. Notwithstanding the foregoing, Participant acknowledges and agrees that he or she is responsible for all taxes that arise in connection with the PRSUs becoming vested and Shares being issued or otherwise incurred in connection with the PRSUs, regardless of any action the Corporation takes pursuant to this Section.

6.	Restrictions on Transfer. Participant understands and agrees that the PRSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder.

7.
Certificates. Certificates, transfer agent book entries or other evidence of ownership as determined by the Corporation issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant. The stock certificate, if any, shall carry such appropriate legends, and such written instructions shall be given to the Corporation transfer agent, as may be deemed necessary or advisable by counsel to the Corporation in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.

8.
No Stockholder Rights. Participant will have no voting, dividend or other rights as the Corporation’s other stockholders with respect to the PRSUs or with respect to the Shares until issuance of the Shares.

9.
No Employment/Service Rights. Neither this Agreement nor the grant of the PRSUs hereby confers on Participant any right to continue in the employ or service of the Corporation or any subsidiary or interferes in any way with the right of the Corporation or any subsidiary to determine the terms of Participant’s employment or service.

10.
Entire Agreement; Terms of Plan, Interpretations. Participant acknowledges that he or she has received and reviewed a copy of the Plan. The Plan and this Agreement (including the Notice) contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder.

11.
Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Participant’s termination of employment, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.

12.	Section 280G. The Participant agrees and acknowledges that this Agreement and the PRSUs granted hereunder are subject to the 280G cutback provisions included in the Participant's employment agreement.

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